UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 25, 2024

Commission File Number 001-33666

ARCHROCK, INC.

(Exact name of registrant as specified in its charter)

Delaware	74-3204509
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

9807 Katy Freeway, Suite 100, Houston, TX 77024

(Address of principal executive offices, zip code)

(281) 836-8000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common stock, $0.01 par value per share	AROC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 25, 2024 (the “Effective Date”), Archrock, Inc. (the “Company”) entered into a Retention Incentive Agreement (the “Retention Agreement”) with D. Bradley Childers, the Company’s President and Chief Executive Officer. Under the Retention Agreement, the Company agreed to provide certain retirement benefits to Mr. Childers, who is currently 59 years old, if he remains employed with the Company until the age of 62 and thereafter retires, subject to certain exceptions set forth therein.

The Retention Agreement provides, in the event of Mr. Childers’ qualifying retirement (including on account of death or disability) after reaching age 62, that (i) any outstanding equity, equity-based or cash awards based in common stock of the Company (“Equity Awards”) will continue to vest pursuant to their terms generally on the same basis as if Mr. Childers had remained employed (and performance-based awards will remain subject to achievement of all relevant performance goals), (ii) Mr. Childers may request cash settlement for time-based Equity Awards granted on or after the Effective Date (which awards will be granted in the form of restricted stock units with dividend equivalent rights), (iii) Mr. Childers will receive a prorated annual short-term incentive payment for the year of his retirement, with such payment determined based on actual performance relative to applicable Company performance metrics for the year (except that Mr. Childers’ individual performance percentage for the year will be deemed achieved at 100% of the target level), and (iv) Mr. Childers and his covered dependents will be eligible to continue to receive medical, dental and vision coverage at active employee rates through the date of Medicare eligibility (or, with respect to Mr. Childers’ covered dependents, through the end of the scheduled vesting period of the outstanding Equity Awards).

The Retention Agreement generally does not supersede or replace the Severance Benefit Agreement or Change of Control Agreement previously entered into between Mr. Childers and the Company, which remain in effect, except that in the case Mr. Childers incurs a qualifying termination under the Severance Benefit Agreement after attaining age 61 ½ and not in connection with a change in control, he will receive Equity Award vesting as provided above, without duplication, in lieu of the equity award vesting rights provided under the Severance Benefit Agreement.

In consideration of the foregoing benefits, Mr. Childers has agreed not to seek to hire or solicit the Company’s employees or compete in certain respects with the Company for the duration of the entire scheduled vesting period of his Equity Awards.

The foregoing description of the Retention Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Retention Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)   Exhibits

10.1	Retention Incentive Agreement, dated January 25, 2024, by and between Archrock, Inc. and D. Bradley Childers.
10.2	Form of Severance Benefit Agreement applicable to Messrs. Childers and Ingersoll, incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8–K filed on November 5, 2015.
10.3	Form of Change of Control Agreement applicable to Messrs. Childers and Ingersoll, incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on Form 8–K filed on November 5, 2015
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCHROCK, INC.

By:	/s/ Stephanie C. Hildebrandt
Stephanie C. Hildebrandt
Senior Vice President, General Counsel and Secretary

January 26, 2024